Exhibit 99.1

Runway Growth Finance Corp. Closes Private Placement of 4.25% Series 2021A Senior Notes Due 2026

WOODSIDE, Calif., December 13, 2021 – Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth”), an externally managed business development company, today announced that it has agreed to issue $70 million in aggregate principal amount of 4.25% Series 2021A Senior Notes due 2026 (the “ 2026 Senior Notes”). The Notes will be issued in two closings. The initial issuance of $20 million 2026 Senior Notes closed today, December 10, 2021. The issuance of the remaining $50 million of 2026 Senior Notes is expected to occur on or about February 10, 2022. Each closing is subject to customary closing conditions. The 2026 Senior Notes have been offered only to institutional accredited investors (as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) in reliance on Section 4(a)(2) of the Securities Act.

The 2026 Senior Notes will bear an interest rate of 4.25% per year, payable semiannually, and will mature on December 10, 2026. Runway Growth will use the net proceeds of the private placement to repay outstanding indebtedness, make investments in accordance with the Runway Growth’s investment objective and investment strategy and for other general corporate purposes.

“This debt offering strengthens our liquidity position and improves our financial flexibility,” said David Spreng, Founder, CEO and Chief Investment Officer of Runway Growth. “We have been vocal in our pursuit to thoughtfully deploy leverage to drive portfolio growth and strengthen ROE generation in 2022. Heading into the new year, Runway is well-positioned to further execute against its long-term strategic plan.”

The 2026 Senior Notes have not and will not be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the 2026 Senior Notes and will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late-stage and growth companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the SEC. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Alex Straus, Prosek Partners, astraus@prosek.com

Thomas B. Raterman, Chief Financial Officer, tr@runwaygrowth.com